INSIDER TRADING POLICY
Exhibit 19.1

POLICY NO.	21:50:01
PAGE	1 of 11
ORIGINAL ISSUE DATE	21-September-1981
SUPERSEDES POLICY DATE	17-October-2018
EFFECTIVE DATE	18-February-2025
DEPARTMENT ISSUED BY	Legal Department
APPROVED BY Sylvia J. Kerrigan, Senior Vice President & Chief Legal Officer Sunil Mathew, Senior Vice President & Chief Financial Officer

1.PURPOSE
To restate, reinforce and expand upon guidelines with respect to transactions in Company Securities and the handling of material non-public information about the Company and the companies with which the Company does business through compliance with applicable securities laws.
2.SCOPE
This Policy applies to all Oxy Personnel in all Company locations, worldwide.
3.DEFINITIONS
Blackout Period – The time period during which persons in the Window Group may not conduct any transactions involving the Company’s Securities (except as otherwise specified in this Policy), which generally begins at the close of trading on the last Trading Day of the fiscal quarter and ends at the beginning of the second Trading Day following the date of the public release of the Company’s earnings results for the quarter ended.
Company – Occidental Petroleum Corporation and any subsidiary or entity in which it directly or indirectly owns a majority voting and/or equity interest.
Company Securities – Includes Occidental Petroleum Corporation’s common stock, warrants and options to purchase common stock, and any other type of securities that Occidental Petroleum Corporation may issue, including (but not limited to) preferred stock and debt securities, as well as Derivative Securities that are not issued by the Company.
Contingent Contractor – An individual or entity providing services to the Company and not as an employee – as an embedded independent contractor or worker hired through a staffing agency.
Controlled Entities – Any entities that Oxy Personnel or a Related Person influences or controls, including any corporations, partnerships or trusts.

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Derivative Security – Any security or other instrument that is exercisable for or convertible into a security issued by the Company, or that derives its value in whole or in significant part from the value of a security issued by the Company. Derivative Securities include, for example, options, warrants, security futures contracts, forward contracts, equity swaps and other instruments that relate to or derive their value from a security of the Company.
Interests in exchange-traded funds, mutual funds and managed accounts are unlikely to be Derivative Securities, even if the fund or account holds Company Securities, provided that (1) the fund or account holds a broad portfolio of securities issued by other companies and the Company’s common stock does not represent a substantial portion of the assets of the fund and (2) the Oxy Personnel and their Related Persons do not control the investment decisions on individual stocks within the fund or account.
Director – Any member of the Occidental Petroleum Corporation Board of Directors.
Employee – Any employee of the Company, whether full-time or part-time, including Executive Officers.
Executive Officer – Any Employee designated as an “executive officer” by the Occidental Petroleum Corporation Board of Directors.
Oxy Personnel – Employees, Directors, and Contingent Contractors.
Pre-Clearance Group – Directors, Executive Officers and other senior officers designated by the Company as subject to the Company’s pre-clearance procedures.
Related Person – Any individual who lives in the household of any Oxy Personnel (whether or not a family member) and any family member who does not live in the household but whose transactions in Company Securities are directed by Oxy Personnel or are subject to Oxy Personnel’s influence or control, such as a parent or child that consults with Oxy Personnel before he or she trades in Company Securities.
Trading Day – A day on which national stock exchanges are open for trading. A Trading Day begins at the time trading begins.
Window Group – Directors, Executive Officers and other persons designated by the Company as subject to trading restrictions during the Blackout Period.

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4.POLICY STATEMENT
It is the policy of the Company that Oxy Personnel or any Related Person aware of material, non-public information about the Company must not, directly or indirectly:
•Engage in purchases, sales and other transactions in Company Securities, except as otherwise specified in this Policy;
•Recommend the purchase, sale or other transaction of any Company Securities to others (commonly called “tipping”), whether or not the Oxy Personnel or Related Person who provides the tip receives any monetary or other benefit; or
•Disclose material, non-public information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
Additionally, in the normal course of business, Oxy Personnel may learn of material, non-public information about another company as a result of their employment or relationship with the Company, including a company with which the Company does business, such as a customer or supplier of the Company. Oxy Personnel must not trade in, take advantage of, or pass information about that company’s securities until the information becomes public or is no longer material.
Oxy Personnel should take care before trading on the securities recommendations of others (whether or not the information underlying the recommendation is actually disclosed) to ensure that the recommendation is not the result of illegal tipping.
Only exceptions specifically set out in this Policy are permissible. Transactions for personal reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction should be avoided.
4.1    Definition of Material Non-Public Information
Material Information. Information is generally considered “material” if an investor would consider it important in deciding whether to buy, hold or sell a company’s securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Importantly, material information need not be certain information; information

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that something is likely to happen or even that it may happen can be material. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Financial results and forecasts, including changes to or reaffirmations of previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A change in dividend policy, the declaration of a stock split, or an offering of securities;
•A change in senior management;
•A change in auditor or notification that the auditor’s reports may no longer be relied upon;
•A change in credit ratings;
•Significant discoveries or changes to estimated reserves;
•An event that threatens the security or confidentiality of the Company’s information systems, including unauthorized entry or other security breach;
•Obtaining or losing important contracts; and
•Pending or threatened significant litigation, or the resolution of such litigation.

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When Information is Considered Public. Information is considered to be public when it has been widely disseminated to the public and there has been sufficient time and opportunity for the market to assimilate the information. Information that has been disclosed through newswire services, the Company’s website, widely disseminated financial news services, or public disclosure documents filed with the Securities and Exchange Commission is considered widely disseminated. By contrast, information would likely not be considered widely disseminated if it is available only to Oxy Personnel or a select group of financial institutions, brokers or institutional investors. The information disseminated must be some form of “official” announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered publicly disclosed even if the information is accurate.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the beginning of the second Trading Day following the day on which the information is released. If, for example, the Company were to make a public announcement on a Wednesday, Oxy Personnel should not trade in Company Securities until Friday morning.
4.2    Individual Responsibility
In all cases, the responsibility for determining whether an individual is aware of material, nonpublic information rests with that individual. Oxy Personnel violating this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws as described in more detail in Section 4.11.
4.3     Transactions by Related Persons
This Policy also applies to Related Persons of Oxy Personnel. Therefore, Oxy Personnel should make their Related Persons aware of the need to confer with them before they trade in Company Securities, and Oxy Personnel should treat all such transactions for the purposes of this Policy as if the transactions were for his or her own account.
This Policy does not apply to personal securities transactions of Related Persons where the purchase or sale decision is made by a third party not controlled by, influenced by or related to Oxy Personnel or other Related Persons of Oxy Personnel.

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4.4    Transactions by Entities Oxy Personnel Influence or Control
This Policy applies to Controlled Entities of Oxy Personnel and transactions by Controlled Entities should be treated for the purposes of this Policy as if the transactions were for his or her own account.
4.5    Transactions under Company Plans
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to a stockholder-approved long-term incentive plan, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards and Performance Stock Awards. This Policy does not apply to the vesting of stock awards or the exercise of a tax withholding right pursuant to which the recipient elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of a stock award. The policy does apply, however, to any market sale of common stock after vesting.
401(k) Savings Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) savings plan resulting from a periodic contribution of money to the 401(k) savings plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections made under the 401(k) savings plan, including elections to:
•increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund;
•make an intra-plan transfer of an existing account balance into or out of the Company stock fund;
•borrow money against the 401(k) savings plan account if the loan will result in a liquidation of some or all of the Company stock fund balance; and
•pre-pay a 401(k) savings plan loan if the pre-payment will result in an allocation of the loan proceeds to the Company stock fund.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from a reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions Oxy Personnel may choose to make to the dividend reinvestment plan, and to an election to participate in the plan or increase the level of participation in the dividend reinvestment

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plan. This Policy also applies to the sale of any Company Securities purchased pursuant to the dividend reinvestment plan.
4.6    Exempt Transactions
Gifts. Bona fide gifts of Company Securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the giver is aware of material, non-public information or is subject to a Blackout Period.
In the case of any Company Securities that have been gifted by a person subject to this Policy to a donor-advised fund (“DAF”), the person who made the gift shall be prohibited, for so long as such person is subject to this Policy, from recommending that the DAF sell the Company Securities at a time that such person is aware of material, non-public information, is subject to a Blackout Period or is otherwise prohibited from transacting in Company Securities under this Policy.
Certain Intra-Family Transfers. This Policy’s trading restrictions do not apply to transfers of Company Securities made (without any return payment) to family trusts or in connection with other estate planning transactions, provided that (i) the Oxy Personnel and his or her family members are the sole owners and sole beneficiaries of the transferred Company Securities, and (ii) under the terms of the transfer, the Company Securities remain subject to the same restrictions that apply to the Oxy Personnel who made the transfer.
Exercise of Warrants. This Policy does not apply to the exercise of a warrant issued by the Company. This Policy does apply, however, to any sale of any Company Securities as part of a broker-assisted cashless exercise of a warrant issued by the Company, or any other market sale for the purpose of generating the cash needed to pay the exercise price, or the taxes due upon the exercise, of a warrant issued by the Company. This Policy also applies to the sale of any Company Securities received upon exercise of a warrant issued by the Company.
4.7    Prohibited Transactions
It is improper for Oxy Personnel and their Related Persons to engage in speculative transactions in Company Securities. Oxy Personnel may not engage in any of the following transactions:
Hedging Transactions. Oxy Personnel and their Related Persons are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to, or have the effect of, hedging or offsetting any decrease in the market value of Company Securities. Because hedging transactions may present the appearance as a bet against the Company, hedging transactions by Oxy Personnel and

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their Related Persons, whether direct or indirect, involving Company Securities are prohibited, regardless of whether such person is aware of material non-public information with respect to the Company.
Publicly Traded Options. Transactions in put options, call options or other Derivative Securities by Oxy Personnel, on an exchange or in any other organized market, are prohibited by this Policy. An option transaction is, in effect, a bet on the short-term movement of a company’s stock and has the potential to create the appearance that an employee is trading based on inside information. Transactions in options may also represent a potential conflict of interest to improve short-term performance at the expense of a company’s long-term objectives. Option or derivative positions arising from certain types of hedging transactions are governed by the paragraph above. The prohibition in this paragraph does not apply to the exercise of stock options by Oxy Personnel in accordance with the terms of a stockholder-approved long-term incentive plan as described in Section 4.5.
Short Sales. Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value, and potentially signal to the market that the seller lacks confidence in the Company’s short-term prospects. A “short sale” has occurred if the seller: (i) does not own the securities sold; or (ii) does own the securities sold but does not deliver or transmit them within the customary settlement period (which is referred to as “selling short against the box”). In addition, short sales may reduce a seller’s incentive to improve the Company’s performance and represent a potential conflict of interest. For these reasons, short sales of Company Securities are prohibited by this policy.
4.8    Additional Trading Guidelines and Procedures for Certain Individuals
The Company has established the following additional guidelines and procedures, which are applicable only to certain individuals, as described below.
Quarterly Trading Restrictions. Persons in the Window Group, as well as the Related Persons and Controlled Entities of such persons, may not conduct any transactions involving the Company’s Securities during a Blackout Period. In other words, these persons may only conduct transactions in Company Securities during the “open window” period, beginning on the second Trading Day following the public release of the Company’s quarterly earnings and ending at the close of trading on the last Trading Day of the fiscal quarter.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only certain Oxy Personnel. So long as the event remains material and non-public, certain persons designated by the Company may not engage in transactions in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the

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judgment of the Chief Legal Officer, persons in the Window Group and their Related Persons and Controlled Entities should refrain from engaging in transactions in Company Securities even sooner than the typical Blackout Period described above. In either situation, the Chief Legal Officer may notify these persons that they should not engage in transactions in Company Securities, with or without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person.
Pre-Clearance of Trades Procedures. Persons in the Pre-Clearance Group, as well as the Related Persons and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction. A request for pre-clearance should be submitted by email (i) to [ ] or (ii) the Chief Executive Officer and the Corporate Secretary, in each case at least two Trading Days in advance of the proposed transaction. The Company requires detailed information to pre-clear a proposed transaction, including:
•the number of Company Securities involved;
•the type of transaction involved;
•representations regarding (i) the awareness of material non-public information and (ii) compliance with applicable stock ownership guidelines.
The Company is under no obligation to approve a proposed transaction submitted for pre-clearance, and may determine not to permit the proposed transaction. If a request for pre-clearance is not approved, then the requestor should refrain from initiating the proposed transaction, and should not inform any other person of the denial.
If pre-clearance is sought and granted, the pre-cleared transaction must be effected, if at all, within three Trading Days (in addition to the date that pre-clearance is received) of receipt of pre-clearance, unless an exception is granted. Transactions not effected within the time period prescribed must be re-submitted for pre-clearance before any transaction may occur. Directors and Executive Officers must provide detailed trade information to the Corporate Secretary and any Assistant Corporate Secretary as soon as practicable, and no later than within 24 hours of completing a transaction for purposes of Section 16 reporting.
4.9    Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule. If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain

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insider trading restrictions. To comply with the policy, a Rule 10b5-1 plan and any amendments to a Rule 10b5-1 plan must be pre-approved by the Chief Legal Officer and meet the requirements of Rule 10b5-1, including all applicable cooling-off periods. A Rule 10b5-1 plan must be entered into or amended at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
4.10    Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after termination of service to or employment with the Company, other than, if applicable, (i) the pre-clearance procedures and (ii) trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination. If an individual is aware of material non-public information when his or her service or employment terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
4.11    Consequences of Violation
The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission and state enforcement authorities as well as under the laws of foreign jurisdictions. Punishment for insider trading violations could include significant fines and imprisonment.
In addition, if the Company determines that a violation of this Policy has occurred, the Company may impose discipline up to and including termination, whether or not such failure to comply results in a violation of law.
4.12    Questions Regarding this Policy
If you have a question about this Policy, including the persons, securities or transactions to which it applies, or whether you are aware of material, non-public information, you should consult the Chief Legal Officer, the Corporate Secretary or any Assistant Corporate Secretary before taking any action.
5.IMPLEMENTATION
Chief Legal Officer (or equivalent position) – Responsible for the implementation and enforcement of this Policy, including delegation to appropriate department personnel.

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Corporate Secretary (or equivalent position) – Responsible for the management and administration of this Policy, including delegation to appropriate department personnel.
6.EXCEPTIONS
Exceptions to this Policy must be documented in writing and approved by the Chief Legal Officer or the Chief Compliance Officer.
7.NON-RETALIATION
The Company strictly prohibits any form of retaliation against an employee for asking questions, making a good faith complaint or cooperating in an investigation of a complaint. Employees should report any retaliation immediately. All forms of retaliation are prohibited, including any form of discipline, reprisal, intimidation or other form of retaliation taken against an employee for participation in the actions protected under this Policy.
8.VIOLATIONS OF THIS POLICY
If the Company determines that a violation of this Policy has occurred, the Company may impose discipline up to and including termination.